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Exhibit (a)(3)

December 22, 2011

Dear Fellow Shareholders,

        I wanted to let you know that your Board of Directors has unanimously recommended that shareholders of Vulcan Materials Company reject Martin Marietta Materials, Inc.'s unsolicited exchange offer for all of Vulcan's outstanding shares of common stock.

        After careful consideration, including a thorough review of the offer with its financial and legal advisors, your Board determined that Martin Marietta's offer substantially undervalues Vulcan, including its leading positions in high growth markets, unparalleled reserve base, and proven ability to deliver rapid profitability and cash flow growth in economic recoveries.

        The Board also believes that Martin Marietta's offer would burden Vulcan shareholders with substantial execution risk, further diminishing the value of the offer. Based on Vulcan's analysis and experience with acquisitions, the Board anticipates that the U.S. Department of Justice will likely require the divestiture of significant assets in key markets in order to receive antitrust approval. A forced sale of assets in the current economic environment, and the significant tax consequences of the divestitures, would erode value that belongs to Vulcan shareholders.

        Among the multiple reasons your Board has recommended against the offer are the following:

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  The offer substantially undervalues Vulcan and its future prospects.  The Board believes Vulcan is much better positioned than Martin Marietta to create shareholder value as the economy improves, and is skeptical of the purported financial benefits of a merger. Vulcan's reserve positions and operating facilities are located in attractive markets that have a higher long-term growth potential than those of Martin Marietta, and Vulcan is better positioned to capitalize on increased construction spending as the economy recovers.

    In addition, Vulcan is already achieving on a stand-alone basis much of the value of the synergy benefits put forward by Martin Marietta, without burdening shareholders with the risks of a combination. Our current significant organizational restructuring, consolidating eight operating Divisions around the U.S. into four Regions, is but one example, along with the major overhead reduction initiatives already completed since the onset of the recession.

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  The timing of the offer is opportunistic, seeking to exploit cyclical lows.  The offer seeks to exploit a historic downturn in U.S. construction spending and a ten-year trough position of the trading prices of Vulcan common stock. Shares of Vulcan common stock have traded above the implied value of the offer for 85% of the trading days over the ten years preceding the offer. The exchange ratio of 0.50x is significantly lower than historical relative trading values of the two companies.

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  The offer is illegal.  Prior to launching its unsolicited offer, Martin Marietta obtained from Vulcan highly sensitive, material, non-public and confidential information under two separate agreements. Martin Marietta's misuse and improper disclosure of critical confidential information in connection with its offer is a material breach of these agreements and a violation of federal securities laws. Martin Marietta not only illegally disclosed confidential information in breach of these agreements, it also failed to disclose that, in violation of federal securities laws, it is in possession of material, non-public proprietary information about Vulcan. Therefore, Vulcan has commenced litigation against Martin Marietta in the U.S. District Court for the Northern District of Alabama, as well as a counterclaim in Delaware, to enjoin the offer and enforce its rights under the agreements and the federal securities laws.

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  The offer is subject to antitrust uncertainty and is highly conditional.  The Vulcan Board believes that the significant conditionality of the offer and the required regulatory and antitrust approvals create significant uncertainty and risk as to when or whether the offer can be completed. Martin Marietta is proposing the combination of the two largest producers of construction aggregates in the U.S. The Board anticipates that the Department of Justice will likely require the divestiture of significant assets in key markets.

        A complete discussion of these and the other significant factors contributing to your Board of Directors' recommendation against the offer is included in the enclosed Solicitation/Recommendation Statement on Schedule 14D-9. We urge you to read the Schedule 14D-9 carefully in its entirety so that you will be fully informed as to your Board of Directors' recommendation.

        We greatly appreciate your continued support and encouragement. Your Board remains keenly focused on delivering on our strategy of growth from our existing asset base and building value for our shareholders. We look forward to continuing to update you on our progress.

Sincerely,

Don James Chairman and Chief Executive Officer

If you have any questions concerning the Schedule 14D-9 or need additional copies of Vulcan's publicly filed materials, please contact MacKenzie Partners Inc. at 212-929-5500 or toll-free at 800-322-2885.

ADDITIONAL INFORMATION

        This document does not constitute an offer to buy or solicitation of an offer to sell any securities or a solicitation of any vote, consent or approval. In response to the unsolicited exchange offer commenced by Martin Marietta Materials, Inc., a North Carolina corporation ("Martin Marietta"), Vulcan Materials Company ("Vulcan") has filed a Solicitation/Recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission ("SEC"). INVESTORS AND SECURITY HOLDERS OF VULCAN ARE URGED TO READ THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Vulcan through the website maintained by the SEC at http://www.sec.gov. Copies of the Solicitation/Recommendation Statement, any amendments and supplements to the Solicitation/Recommendation Statement and other Vulcan materials related to Martin Marietta's unsolicited offer will also be available for free under the "Investor Relations" tab of Vulcan's corporate website http://ww.vulcanmaterials.com.

ADDITIONAL INFORMATION ABOUT POTENTIAL PARTICIPANTS

        In addition, Vulcan intends to file a proxy statement with the SEC with respect to the 2012 Annual Meeting of Stockholders. Any definitive proxy statement will be mailed to stockholders of Vulcan. Vulcan, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Vulcan shareholders in connection with the matters to be considered at the annual meeting.

        INVESTORS AND SECURITY HOLDERS OF VULCAN ARE URGED TO READ ANY SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Vulcan through the website maintained by the SEC at http://www.sec.gov.

        Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Vulcan's 2012 Annual Meeting. Information regarding the direct and indirect beneficial ownership of Vulcan's directors and executive officers in Vulcan's securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Vulcan's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 28, 2011, and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended September 30, 2011, filed on May 6, 2011, August 4, 2011 and November 4, 2011, respectively. Relevant information concerning such participants and their potential interests is also contained in the Solicitation/Recommendation on Schedule 14D-9. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Vulcan with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge under the "Investor Relations" tab of our corporate website at www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

        This document contains forward-looking statements. Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may," or similar expressions elsewhere in this document. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC. Vulcan cautions prospective investors that forward-looking statements are not guarantees of future performance and that actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the results of the streamlining actions adopted by Vulcan will differ from those anticipated; future events relating to Martin Marietta's unsolicited offer to acquire Vulcan; those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the lack of a multi-year federal highway funding bill with an automatic funding mechanism; the reluctance of state departments of transportation to undertake federal highway projects without a reliable method of federal funding; the impact of a prolonged economic recession on Vulcan's industry, business and financial condition and access to capital markets; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law. Vulcan notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. Vulcan is not waiving any other defenses that may be available under applicable law.

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  Exhibit (a)(3)